Exhibit 10-25
REGULATIONS
OF THE
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
FOR
THE PROCTER & GAMBLE 2019 STOCK AND INCENTIVE COMPENSATION PLAN AND THE PROCTER & GAMBLE 2014 STOCK AND INCENTIVE COMPENSATION PLAN

REGULATIONS
OF THE
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
FOR
THE PROCTER & GAMBLE 2019 STOCK AND INCENTIVE COMPENSATION PLAN AND THE PROCTER & GAMBLE 2014 STOCK AND INCENTIVE COMPENSATION PLAN

I. AUTHORITY FOR REGULATIONS

These regulations (the “Regulations”) are adopted pursuant to Article 3.1 of The Procter & Gamble 2019 Stock and Incentive Compensation Plan (the “2019 Plan”) and Article 3.1 of The Procter & Gamble 2014 Stock and Incentive Compensation Plan (together with the 2019 Plan, the “Plans”).

II. ADMINISTRATION

1Any capitalized terms used in these Regulations that are not otherwise defined herein are defined in the Plans. In the event the meaning of any defined term used in these Regulations is not clear, the Chief Human Resources Officer (“CHRO”) will determine the meaning of the term in his or her sole discretion.

2The Company’s Stock Plan Administration group shall be the Plan Administrator for the Plans and is authorized to develop procedures necessary to administer Awards and to engage brokers or other consultants that may be advisable for the administration of the Plans.

3The Chief Executive Officer (“CEO”) is authorized to submit recommendations to the Committee for Awards, except for himself.

4The CHRO and the Chief Legal Officer and Secretary (“CLO”) are each individually authorized to execute Award Agreements consistent with the 2019 Plan, these Regulations, approved executive compensation programs (e.g., the Performance Stock Program), and/or Committee action through resolution.

5The CHRO is authorized to specify an appropriate time and manner for acceptance of each Award. Any Award not accepted through the specified means within the period specified by the Committee or the CHRO at the time of the grant shall be considered to be canceled.

6The CLO shall maintain the books and records of Awards granted by the Committee and shall report at each meeting of the Committee at which Awards are to be considered the total number of shares available for Awards under the 2019 Plan. The CLO shall inform the Treasurer and the Plan Administrator of Awards granted on a regular basis.

7The Treasurer is authorized to delegate to an appropriate manager reporting to the Treasurer the authority to acquire, transfer and deliver shares for the purposes of the Plans.

8If the CLO is unavailable, an Assistant Secretary is hereby authorized to perform the duties and have the powers of the CLO outlined in these Regulations. If the Treasurer is unavailable, an Assistant Treasurer is hereby authorized to perform the duties and have the powers of the Treasurer outlined in these Regulations.

III. SUSPENSION, TERMINATION, WITHHOLDING, AND REPAYMENT OF AWARDS

1The CHRO and the CLO are each hereby individually authorized to temporarily withhold payment of an unpaid Award or suspend on a conditional or temporary basis the outstanding Awards of any Participant if the CHRO or CLO believes that such Participant has engaged in action that violates the terms and conditions governing the Award, including, but not limited to, any violation of Article 6 of the Plans. If the Participant is a Principal Officer of the Company, the CEO must concur with the decision.

2In order to permanently terminate, withhold payment, demand repayment of, or otherwise restrict or recoup an Award, within a reasonable time of any such conditional or temporary suspension or withholding of payment, the CHRO and CLO must each concur that the Participant has engaged in action that violates the terms and conditions governing the Award, including, but not limited to, any violation of Article 6 of the Plans. If the Participant is a Principal Officer of the Company, the CEO must concur with the decision. If the applicable parties concur, the proposed action shall be immediately implemented, except in the case of a Section 16 Officer as described below. If they do not concur, the temporary suspension or withholding of payment shall be lifted.

3All alleged violations of the terms and conditions governing an Award held by any Section 16 Officer shall be reviewed by the Committee following the concurrence by the CHRO, CLO and, if applicable, the CEO described in Section III.2 above. If the Committee determines a violation has occurred, the Committee may terminate the Participant’s outstanding Awards, withhold payment of an Award, demand repayment of an Award, or otherwise restrict or recoup an Award.

4Actions that significantly contravene the Company’s “Statement of Purpose, Values and Principles” will be considered to be actions “significantly contrary to the best interests of the Company” and a violation of Article 6.1(d) of the Plans. This standard also includes any action taken or threatened by the Participant that the Committee determines has, or is reasonably likely to have, a significant adverse impact on the reputation, goodwill, stability, operation, personnel retention and management, or business of the Company or any subsidiary.

IV. TERMS AND CONDITIONS OF AWARDS

1The Committee establishes the terms and conditions of Awards by its approval of the program summaries for each compensation program or by approving individual awards. The Award Agreements will include the Grant Date, Vest Date, Expiration Date (for Stock Options and SARs), and Settlement Date (for RSUs) determined by the Committee.

2A Participant’s beneficiary under an Award is the Participant’s estate. However, to the extent permitted by the CHRO with respect to Awards under the Plans, and in accordance with rules and procedures established by the CHRO, each Participant may designate a beneficiary or beneficiaries to receive any benefit payable upon death under the terms of the Plans or an Award. In the absence of such designation, the Participant’s beneficiary will be the Participant’s estate.

V. EXERCISE OR SETTLEMENT OF AWARDS

1Pursuant to Article 6.1 of the Plans, if upon the delivery of notice to exercise, the Participant refuses to certify intent to either remain in the employ of the Company or one of its Subsidiaries for at least one (1) year or otherwise comply with the non-compete provisions of Article 6, a Principal Officer or an employee of the Company or any of its Subsidiaries who has the title of Vice President shall be informed of the Participant’s refusal.

2Notice of exercise of a Stock Option or SAR shall be given prior to the expiration of the Award and shall be given in the form and manner established by the Plan Administrator.

3The Plan Administrator is authorized from time to time to suspend the exercise of any Stock Option or SAR, the delivery of any Shares or the settlement of any RSUs, where such suspension is deemed necessary or appropriate for corporate purposes. No such suspension shall extend the life of the Stock Option or SAR right beyond its expiration date, and in no event will there be a suspension in the five (5) calendar days immediately preceding the expiration date.

4The Treasurer or CHRO with Treasurer concurrence, is hereby authorized to establish such terms and conditions regarding exercise or delivery of any Award as is required or advisable to accommodate for differences in local law, tax policy or custom, including but not limited to, requiring that Participants: (i) hold shares acquired upon exercise of any Stock Option for a specified period of time; (ii) hold shares acquired upon exercise of any Stock Option outside of the Participant’s jurisdiction of residence; or (iii) immediately repatriate proceeds from the sale of shares or dividends on shares to their local jurisdiction.

5In the event that the New York Stock Exchange is closed for business on the day upon which shares of the Company's Common Stock are to be valued, the Plan Administrator shall value such shares on the immediately following business day of such Exchange on which day such stock is traded.

6Awards may be surrendered for cancellation before exercise or settlement in the manner prescribed by the Plan Administrator. Acceptance of such surrender for cancellation before exercise or settlement shall not constitute waiver of the Participant’s obligations under Article 6 of the Plans.

VI. AWARDS GRANTED TO PARTICIPANTS LOCATED OUTSIDE THE UNITED STATES

1Where local law would prohibit enforcement of provisions 6.1, 6.2 or 6.3 of the Plans, the Committee authorizes the CHRO to waive any or all of those provisions in the Award Agreement.

2Provided Participants located in Belgium pay tax on a Key Manager Stock Option Award at grant, the CHRO is authorized to treat up to thirty-four percent (34%) of Award as non-forfeitable on the Grant Date.

3The CHRO may adjust Award Agreements issued to Participants located in the United Kingdom to shift the employer tax obligations to Participants, if appropriate.

4The CHRO may adjust other Award Agreements as necessary to comply with the terms set out in foreign sub-plans adopted by the Committee.

5The CHRO may amend or create any country specific addenda, appendices, or subplans as may be necessary or advisable to comply with local law.

VIII. MISCELLANEOUS

1Determination by the Committee as to the interpretation of the terms and provisions of the Plans shall be conclusive on all interested parties.

2In the case of a triggering event under Article 4 of the 2019 Plan the appropriate number of such new or additional or different shares or securities will be issued by the Treasurer with the applicable restrictive legend to Participants holding restricted shares, in accordance with each Award Agreement.

3These Regulations may be amended at any time by action of the Committee.

2019 STOCK & INCENTIVE COMPENSATION PLAN

AUSTRALIA ADDENDUM

1. Purpose

This Addendum (the “Australian Addendum”) to The Procter & Gamble 2019 Stock and Incentive Compensation Plan (the “U.S. Plan”) is hereby adopted to set forth certain rules which, together with the provisions of the U.S. Plan (which are modified by this addendum in certain respects to ensure compliance with the Class Order (see below)), shall govern the operation of the Plan with respect to Australian-resident employees of P&G and its Australian subsidiaries. The Plan is intended to comply with the provisions of the Corporations Act 2001 (Cth) ASIC Regulatory Guide 49 and ASIC Class Order 14/1000 (the “Class Order”).

2. Definitions

Except as set out below, capitalized terms used herein shall have the meaning ascribed to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions shall prevail.

For the purposes of this Australian Addendum:

“ASIC” means the Australian Securities & Investments Commission;

“Associated Body Corporate” means (as determined in accordance with the Corporations     Act 2001(Cth)):
(a) a body corporate that is a related body corporate of the Company;
(b) a body corporate that has voting power in the Company of not less than 20%;
    or
(c) a body corporate in which the Company has voting power of not less than 20%;

“Australian Subsidiaries” means all subsidiaries of the Company incorporated in Australia;

“Common Stock” means the common stock, without par value, of the Company;

“Company” means The Procter & Gamble Company;

“Option” means an option to acquire, by way of issue, a fully-paid share of Common Stock of the Company in the same class as shares which have been quoted on the New York Stock Exchange for at least 3 months (without suspension for more than a total of 5 trading days during that period) immediately prior to the date of grant, following the lapse of specific restrictions, as determined by the Committee;

“Plan” means the U.S. Plan as modified for implementation in Australia by the Australian
Addendum;

“Restricted Stock Units” means a promise by the Company, as of the date of the grant, to deliver fully-paid shares of Common Stock in the same class as shares which have been quoted on the New York Stock Exchange for at least 3 months (without suspension for more than a total of 5 trading days during that period), following the lapse of specific restrictions, as determined by the Committee; and

“U.S. Plan” means The Procter & Gamble 2019 Stock and Incentive Compensation Plan;
and

“P&G” means The Procter & Gamble Company.

3. Forms of Awards

Only shares of Common Stock, Restricted Stock, Options and Restricted Stock Units shall be awarded or offered under the Plan in Australia. Options must be granted at no monetary cost.

Performance awards (including Restricted Stock, Options, and Restricted Stock Units that are subject to performance measures) and other incentive based awards may also be awarded under the Plan in Australia to the extent that these awards fall within the definition of Incentive Right contained in the Class Order.

4. Employees

In Australia, the Plan may only be extended to persons who at the time of the offer are full or part-time employees, non-executive directors, contractors or casual employees (contractors and casual employees who work the pro-rata equivalent of 40% or more of a comparable full-time position) of the Company or an Australian Subsidiary.

5. Form of Offer

5.1 Any offer made in Australia to participate in the Plan must be included in a document (“Offer Document”) which sets out the terms of the offer and which must include or be accompanied by a copy of the Plan, or a summary of the Plan. Where a summary only is provided with the offer, the Offer Document must include an undertaking that during the period (the “offer period”) during which a Participant may exercise Options acquired under the Plan, the Company or its Australian subsidiary will, within a reasonable period of the Participant so requesting, provide the Participant without charge with a copy of the Plan.

5.2 The Company must take reasonable steps to ensure that any Participant to whom an offer is made is given a copy of the Offer Document.

5.3 Further, the Offer Document must include a statement to the effect that any advice given by the person in connection with the offer is general advice only, and that Participants should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

6. Australian Dollar Equivalent of Option Price at Offer Date

The Offer Document must specify the Australian dollar equivalent of the exercise price of the Options the subject of the Offer Document (“Option Price”) as at the date of the offer.

7. Updated Pricing Information

The Offer Document must include an undertaking that, and an explanation of the way in which the Company will, during the offer period and within a reasonable period of a Participant so requesting, make available to the Participant the following information:

(a) the Australian dollar equivalent of the current market price of a share of Common Stock, as at the date of the Participant’s request; and

(b) the Australian dollar equivalent of the Option Price, as at the date of the Participant's request.

For the purposes of this clause, the current market price of a share of Common Stock shall be taken as the final price published by the New York Stock Exchange for the previous trading day.

8. Exchange Rate for Australia Dollar Equivalent of a Price

For the purposes of clauses 7 and 8, the Australian dollar equivalent of the Option Price and current market price of shares of Common Stock shall be calculated by reference to the Australian/U.S. dollar exchange rate published by an Australian bank (the “Bank”) no earlier than the business day before the day to which the price relates.

9. Loan or Financial Assistance

If the Company or any Australian Subsidiary offers a Participant any loan or other financial assistance for the purpose of acquiring the Common Stock to which the offer relates, the Company or any Australian Subsidiary:

(a) must ensure that the loan is not provided to acquire Options or Incentive Rights; and

(b) must ensure that under the terms of the loan:

(i) no fees or interest is payable; and

(ii) either:

(A) the lender has no recourse against the Participant in relation to the repayment of the loan; or

(B) the recourse of the lender against the Participant in relation to the repayment of the loan is limited to forfeiture of the Common Stock issued or transferred to, or held on behalf of, the Participant in connection with the scheme.

10. Restriction on Capital Raising: 5% limit

In the case of any offer that will involve the issue of shares of Common Stock including as a result of an exercise of an Option, the number of shares of Common Stock that are the subject of the offer under the Plan, or to be received on exercise of an Option when aggregated with:

(a) the number of shares of Common Stock in the same class which would be issued were each outstanding offer of shares of Common Stock or Option to acquire unissued shares of Common Stock under the Plan or any other employee share scheme of the Company, accepted or exercised (as the case may be); and

(b) the number of shares of Common Stock in the same class issued during the previous three years pursuant to the Plan or any other employee share scheme extended only to full or part-time employees or directors of the Company or of any Associated Body Corporate of the Company;

but disregarding any offer made, or option acquired or shares of Common Stock issued by way or as a result of:

(c) an offer to a person situated at the time of receipt of the offer outside Australia;

(d) an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000;

(e) an offer that did not require disclosure to investors because of section 708 of the Corporations Act 2001 (Cth);

(f) an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act 2001 (Cth); or

(g) an offer made under a disclosure document or a Product Disclosure Statement,

must not exceed 5% of the total number of issued shares in that class of shares of the Company as at the time of the offer or invitation.

11. Lodgment of Offer Document with the ASIC

Within one month of the first offer being made to an Australian Participant under this Australian Addendum, the Company must give ASIC a notice of reliance in accordance with the Class Order.

12. Compliance with Undertakings

The Company or an Australian Subsidiary must comply with any undertaking required to be made in the Offer Document by reason of the Class Order, including the undertaking to provide pricing information upon request.

2019 STOCK AND INCENTIVE COMPENSATION PLAN

FRANCE ADDENDUM

Article A. Introduction

The Board of Directors of The Procter & Gamble Company (the “Company”) has established a 2019 Stock and Incentive Compensation Plan (the “U.S. Plan”) for the benefit of certain employees of the Company and its subsidiary companies, including its French subsidiaries, (the “Subsidiary”) of which the Company holds directly or indirectly at least 10% of the share capital. Article 3 of the U.S. Plan specifically authorizes the Compensation Committee (or other committee) (the “Committee”) designated by the Board of Directors (the “ Board”) to adopt procedures and forms relating to the U.S. Plan as it deems advisable with respect to foreign participants. The Board, therefore, intends to establish a sub-plan for France of the U.S. Plan for the purpose of granting Options which may qualify for the favorable tax and social security treatment in France applicable to Options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code as amended to qualifying employees under the U.S. Plan who are resident in France for French tax purposes (the “Optionees”). The terms of the U.S. Plan, as subsequently amended and as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the 2019 Omnibus Incentive Compensation Plan for Employees in France (the “French Plan”).

Under the French Plan, the Optionees will be granted only Options as defined under Article B hereunder. In no case will grants under the French Plan include any other substitute awards, e.g., stock appreciation rights and restricted stock.

Article B. Definitions

Capitalized terms used but not defined in the French Plan shall have the same meanings as set forth in the U.S. Plan.

In addition, the term “Option” shall have the following meaning:

A. Purchase Options, that are rights to acquire Common Stock repurchased by the Company prior to the vesting of said Options; or

B. Subscription Options, that are rights to subscribe newly issued Common Stock.

The term “Closed Period” means specific periods as set forth by section L. 225-177 of the French Commercial Code as amended during which French qualifying Options cannot be granted.

Notwithstanding any provisions in the U.S. Plan, the term “Grant Date” shall be the date on which the Board or the Committee both (a) designates the Optionee and (b) specifies the terms and conditions of the Option including the number of shares and the method of determining the Option Price.

The term “Effective Grant Date” shall be the date on which the Option is effectively granted, i.e., the date on which the condition precedent of the expiration of a Closed Period applicable to the Option, if any, is satisfied. Such condition precedent shall be satisfied when the Board, Committee or other authorized body shall determine that the granting of Options is no longer prevented under a Closed Period. If the Grant Date does not occur within a Closed Period, the "Effective Grant Date" shall be the same day as the “Grant Date”.

The term “Vesting Date” shall mean the date on which an Optionee's right to all or a portion of an Option granted under the French Plan becomes non-forfeitable.

The term “Disability” is defined in accordance with categories 2 and 3 under Section
L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.

Article C. Entitlement to Participate

Any individual who at the Effective Grant Date of the Option under the French Plan is either employed under the terms and conditions of an employment contract (“contrat de travail”) with the Subsidiary or is a corporate officer of the Subsidiary, shall be eligible to receive Options under the French Plan provided that he or she also satisfies the eligibility conditions of the U.S. Plan. Options may not be issued under the French Plan to employees or officers owning more than ten percent (10%) of the Company's share capital or to individuals other than employees and corporate officers of the Subsidiary. Options may not be issued to directors of the Subsidiary, other than managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés par actions), unless the director is an employee of the Subsidiary as defined by French law.

Article D. Conditions of the Option

To ensure the qualified status of Options under the French Plan, the terms and conditions of any Options granted under the French Plan shall not be modified after the Effective Grant Date, unless otherwise authorized by French law.

Notwithstanding any provision in the U.S. Plan to the contrary and since Common Stock of the Company is traded on a regulated securities market, no Option may be granted to eligible Optionees in France during specific Closed Periods as set forth by section L. 225-177 of the French Commercial Code as amended to the extent such Closed Periods are applicable to the Options.

1. Vesting and Exercisability of Options and Holding of Common Stock

The Options will vest and be exercisable pursuant to the terms and conditions set forth in the U.S Plan and the French Plan and any stock option agreement or notice. As such, no Option can be exercised before the Vesting Date. However, in the case of death of an Optionee, outstanding Options shall be immediately vested and exercisable under the conditions set forth in Article F of the French Plan.

The vesting of Options may be accelerated in accordance with the Change in Control provisions of the U.S. Plan as noted in Article H below.

Specific provisions apply in the event of termination of employment/service and death as provided in Article F below.

2. Option Price

The method of determining the option price payable pursuant to Options issued hereunder shall be fixed by the Committee on the date the Option is granted (“Option Price”). If Options are considered granted on the Effective Grant Date, the Option price will be determined in accordance with the method set forth by the Committee on the Grant Date. In no event shall the Option Price per share be less than the greater of:

a. with respect to Purchase Options over Common Stock, the higher of either 80% of the average opening price of such Common Stock during the 20 days of quotation immediately preceding the Effective Grant Date or 80% of the average purchase price paid for such Common Stock by the Company;

b. with respect to Subscription Options over the Common Stock, 80% of the average opening price of such Common Stock during the 20 days of quotation immediately preceding the Effective Grant Date; and

c. the minimum Option Price permitted under the U.S. Plan.

3. Payment of the Option Price

Notwithstanding any provisions in the U.S. Plan to the contrary, upon exercise of an Option, the full Option Price will be paid either in cash, by check or by credit transfer, exclusive of any other method of payment. Under a cashless exercise program, the Optionee may give irrevocable instructions to a stockbroker to properly deliver the Option Price to the Company. Notwithstanding any provisions in the U.S. Plan to the contrary, no delivery of previously owned shares having a fair market value on the date of delivery equal to the aggregate Option Price of the shares may be used as consideration for exercising the Options.

Furthermore, notwithstanding any provisions in the U.S. Plan to the contrary, shares owed to the Optionee upon exercise may not be withheld in order to meet the tax and/or social security contributions which might be due at the time of exercise or sale of the underlying shares. However, upon sale of the underlying shares, the Company and/or the Subsidiary shall have the right to withhold, or request any third party to withhold, from the proceeds to be paid to the Optionee the sums corresponding to any social security contributions due at exercise or sale by the Optionee. If such amounts are due and are not withheld, the Optionee agrees to submit the amount due to the Subsidiary by means of check, cash or credit transfer.

The shares acquired upon exercise of an Option will be recorded in an account in the name of the shareholder with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

4. Mandatory Holding Period

To the extent applicable to French-qualified Options granted by the Company, a specific holding period for the Common Stock or a restriction on the exercise of Options may be specified for Optionees in France who serve as managing directors under French law (“mandataires sociaux”). French law defines the following positions as mandataires sociaux: Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions.

Article E. Non-transferability of Options

Notwithstanding any provision in the U.S. Plan to the contrary and except in the case of death, Options cannot be transferred to any third party. In addition, the Options are only exercisable by the Optionee during the lifetime of the Optionee.

Article F. Termination of Employment/Service

1. Death

In the event of the death of an Optionee, any outstanding Options on date of death shall become immediately vested and exercisable. The Optionee’s heirs may exercise the Option within six months following the death, but any Option which remains unexercised shall expire six months following the date of the Optionee’s death.

2. Forced Retirement or Dismissal

In the event of the Forced Retirement (as defined in Article B) or dismissal of a Optionee, as defined by Section 91-ter of Exhibit II to the French Tax Code as construed by the French tax and social security circulars and subject to the fulfilment of related conditions, his or her Option will benefit from the favorable treatment of French qualified Options upon sale of his or her shares of Common Stock, but only if the Option was exercised at least three (3) months prior to the effective date of the retirement or the delivery of the relevant dismissal notice to the Optionee, as defined by French law and as construed by competent French courts.

3. Other Reasons

In the event of a termination of employment for reasons other than death, the Option shall be exercisable as set forth in the stock option Award Agreement entered into with the Optionee.

Article G. Changes In Capitalization

To ensure the qualified status of Options under the French Plan, adjustments to the Option Price and/or the number of shares subject to an Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of a transaction involving the Company listed under Section L. 225-181 of the French Commercial Code, as amended, a repurchase of Common Stock by the Company at a price higher than the stock quotation price on the open market, and according to the provisions of Section L. 228-99 of the

French Commercial Code, as amended, as well as according to specific decrees.. Furthermore, even upon occurrence of a transaction involving the Company listed under Section L. 225-181 of the French Commercial Code, as amended, a repurchase of Common Stock by the Company at a price higher than the stock quotation price on the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees, no adjustment to the kind of shares to be granted shall be made (i.e., only shares of Common Stock shall be granted to Optionees) to preserve the qualified status of the Option. In the event of an adjustment to the Option Price and/or the number of shares of Common Stock subject to an Option issued hereunder, other than as described in this Article G, the Options may not qualify for favorable income tax and social security treatment under French law.

Article H. Change in Control

In the event that a significant decrease in the value of Options granted to the Optionee occurs or is likely to occur as a result of a Change of Control of the Company or a liquidation, reorganization, merger, consolidation or amalgamation with another company in which the Company is not the surviving company, the Committee may, accordingly to the provisions of the U.S. Plan, in its discretion, authorize immediate vesting and exercise of Options before the date on which any Change of Control, liquidation, reorganization, merger, consolidation or amalgamation becomes effective. If this occurs, the Options may not qualify for favorable income tax and social security treatment under French law.

Article I. Disqualification of French-Qualified Options

If the Options are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Plan, the Options may no longer qualify as French-qualified options. The Company does not undertake nor is it required to maintain the French-qualified status of the Options, and the Optionees understand, acknowledge and agree that it will be their responsibility to bear any additional income taxes and/or social security contributions that may be payable as a result of the disqualification of the French-qualified Options.

If the Options no longer qualify as French-qualified options, the Committee may, provided it is authorized to do so under the U.S. Plan, lift, shorten or terminate certain restrictions applicable to the vesting of the Options, the exercisability of the Options, or the sale of the shares of Common Stock which may have been imposed under this French Plan or in the stock option agreement delivered to the Optionees.

Article J. Term of the Option

The term of the Option will be no greater than ten years after the Grant Date. The specific term will be specified in the applicable stock option agreement. This term can be extended only in the event of the death of the Optionee.

Article K. No Surrender of Options

Notwithstanding the provisions of the U.S. Plan, Optionees may not surrender Options in lieu of exercise for cash.

Article L. No Conversion

Notwithstanding the provisions of the U.S. Plan, Optionees may not convert cash compensation into Options.

Article M. Interpretation

In the event of any conflict between the provisions of the present French Plan and the U.S. Plan, the provisions of the French Plan shall control for any grants made thereunder to Optionees.

It is intended that Options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws and the French tax and social security administrations, but there are no undertakings to maintain this status. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, the French tax and social security administrations, any relevant Guidelines published by French tax and social security administrations and are subject to the fulfillment of legal, tax and reporting obligations, if any.

Article N. Employment Rights

The adoption of this French Plan shall not confer upon the Optionees any employment rights and shall not be construed as a part of the Optionee’s employment contracts. Articles 6.1(a), 6.1(b) and 6.1(c) of the U.S. Plan do not apply to Optionees in France.

Article O. Amendments

Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate the French Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

Article P. Adoption

The French Plan is effective as of October __, 2019.

2019 STOCK AND INCENTIVE COMPENSATION PLAN

RULES OF THE PROCTER & GAMBLE 2019
SCHEDULE 4 CSOP SUB-PLAN FOR THE UNITED KINGDOM

1 General

This schedule to the Procter & Gamble 2019 Stock and Incentive Compensation Plan (the “Plan”) sets out the rules of the Procter & Gamble 2019 Schedule 4 CSOP Sub-Plan for the United Kingdom (the “Sub-Plan”).

2 Establishment of Sub-Plan

The Procter & Gamble Company (the “Company”) has established the Sub-Plan under Section 3.2(f) of the Plan, which authorises the Committee to establish sub-plans to the Plan.

3 Purpose of Sub-Plan

The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax advantaged basis, of options to acquire Shares under the Plan within the provisions of Schedule 4.

4 Rules of Sub-Plan

The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. The provisions on “Vesting and Exercise” in the form of Award Agreement appended to this schedule form part of the Sub-Plan. In the event of any conflict between the rules of the Plan and this Sub-Plan, the Sub-Plan shall prevail.

5 Relationship of Sub-Plan to Plan

The Sub-Plan shall form part of the Plan and not a separate and independent plan.

6 Interpretation
In this Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Company in the circumstances referred to in rule 25;

Associated Company	the meaning given to that expression by paragraph 35(1) of Schedule 4;
Close Company	the meaning given to that expression by section 989 of the Income Tax Act 2007, and paragraph 9(4) of Schedule 4;
Committee	the Compensation & Leadership Development Committee of the Board or such other committee as may be designated by the Board to administer the Pla
Consortium	the meaning given to that word by paragraph 36(2) of Schedule 4;
Constituent Company
means the Company or a company which is:

a.a Subsidiary or

b. a Jointly Owned Company where neither it nor any company Controlled by it is a constituent company under the provisions of paragraph 34(4) of Schedule 4 in any other CSOP scheme as that term is defined in paragraph 2 of Schedule 4;

Control	the meaning given to that word by section 719 of ITEPA 2003 and “Controlled” shall be construed accordingly;
Date of Grant	the date on which an Option is granted to an Eligible Employee in accordance with the Articles of the Plan;

Eligible Employee
an individual who falls within the provisions of Article 5 of the Plan and who is:

a.an employee (other than a director) of a Constituent Company; or

b.a director of a Constituent Company who is contracted to work at least 25 hours per week for the Company and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case,:
i.is not eligible solely by reason that he is a non-executive director of a Constituent Company;
ii.has earnings in respect of his office or employment which are (or would be if there were any) general earnings to which sections 15, 22 or 26 of ITEPA 2003 applies; and
iii.does not have at the Date of Grant, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a Consortium which owns the Company;

ITEPA 2003	means the Income Tax (Earnings and Pensions) Act 2003;

Market Value
notwithstanding Section 7.2 of the Plan,

(a) in the case of an Option granted under the Sub-Plan:

(i) if at the relevant time the Shares are listed on the New York Stock Exchange, the average of the highest and lowest sale prices of a Share on the Date of Grant (as quoted in the Wall Street Journal) or, if there were no trades on that day, on the dealing day immediately preceding the Date of Grant;

(ii) if paragraph (i) above does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HM Revenue & Customs Shares and Assets Valuation on the Date of Grant or such earlier date or dates (not being more than thirty days before the Date of Grant) as may be agreed with HM Revenue & Customs;

provided that the Market Value of Shares subject to a Relevant Restriction shall be determined as if they were not subject to a Relevant Restriction;

(b) in the case of an option granted under any other share option scheme, the market value of a Share shall be determined under the rules of such scheme for the purpose of the grant of the option;

Material Interest	the meaning given to that expression by paragraphs 9 to 14 of Schedule 4;
New Option	an option granted by way of exchange under rule 25.1;
New Shares	the shares subject to a New Option as set out in rule 25;
Option	a right to acquire Shares granted under the Sub-Plan;
Option Holder	an individual who holds an Option or, where the context permits, his legal personal representatives;

Relevant Restriction	any provision in any contract, agreement, arrangement or condition to which any of sub-sections (2) to (4) of section 423 of ITEPA 2003 would apply if references in those sub-sections to employment-related securities were references to the Shares;

Schedule 4	means Schedule 4 to ITEPA 2003;
Schedule 4 CSOP	a share plan that meets the requirements of Schedule 4;
Shares	common stock of the Company; and
Subsidiary	means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006 over which the Company has Control.

In this Sub-Plan, unless the context otherwise requires:

•words and expressions not defined above have the same meanings as are given to them in the Plan;

•the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

•a reference to a rule is a reference to a rule in this Sub-Plan; and

•a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

7 Companies participating in Sub-Plan

Notwithstanding the provisions contained in the definition of “Subsidiary” in Article 2 of the Plan, the companies participating in the Sub-Plan shall be the Company and any Constituent Company which has been nominated by the Company to participate in the Sub-Plan.

8 Shares used in Sub-Plan

The Shares shall form part of the ordinary share capital of the Company and shall at all times comply with the requirements of paragraphs 16 to 20 of Schedule 4.

9 Grant of Options

An Option shall be granted under and subject to the rules of the Plan as modified by this Sub-Plan.

10 Identification of Options

An Award Agreement issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

11 Contents of Award Agreement

11.1 An Award Agreement issued in respect of an Option shall state:

•that it is issued in respect of an Option;

•the date of grant of the Option;

•the number of Shares subject to the Option (or how that number may be calculated);
•the exercise price under the Option (or the method by which the exercise price will be determined);

•any performance target or other condition imposed on the exercise of the Option;

•the times at which the Option will ordinarily be exercisable;

•the circumstances in which the Option will lapse;

•details of any Relevant Restriction to which the Shares are subject; and

•any conditions imposed by the Committee under Section 3.2 of the Plan in relation to the Option.

11.2 Notwithstanding the definition of “Award Agreement” in Article 2 of the Plan, an Option granted under this Sub-Plan shall include the terms on vesting and exercise of Options under the heading “Vesting and Exercise” in the form of Award Agreement appended to this schedule, or such other terms as to vesting and exercise at the Vest Date (as defined in the appended form of Award Agreement) or on Termination of Employment as determined by the Committee that comply with the requirements of Schedule 4.

12 Persons to whom Options may be granted

An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

13 Options non transferable

Notwithstanding Article 15 of the Plan, an Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 23, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Option Holder purports to transfer, charge or otherwise alienate the Option.

14 Limit on number of Shares placed under Option under Sub-Plan

For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of Section 4.1 of the Plan.

15 HM Revenue & Customs limit (£30,000)

An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Company or an Associated Company under Schedule 4) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 6 of Schedule 4.

16 Foreign Currency Options

For the purpose of the limit contained in rule 15, the United Kingdom sterling equivalent of the Market Value of a share on any day shall be determined by taking the spot sterling/US dollar exchange rate for that day as shown in the Financial Times.

17 Scaling Down

If the grant of an Option would otherwise cause the limit in rule 15 to be exceeded, it shall take effect as the grant of an Option under the Sub-Plan over the highest number of Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Date of Grant, the number of Shares which would otherwise be subject to each Option shall be reduced pro rata.

18 Exercise price under Options

Notwithstanding Section 7.2 of the Plan, the amount payable per Share on the exercise of an Option shall not be manifestly less than the Market Value of a Share on the Date of Grant.

19 Latest date for exercise of Options

An Option may not be exercised more than ten years after the Date of Grant and to the extent not so exercised by that time the Option shall lapse immediately. This term can be extended only in the event of the death of the Option Holder as required by rule 23.

20 Material Interest

An Option may not be exercised if the Option Holder then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

21 Payment for Shares on exercise of Options

The amount due on the exercise of an Option may be paid in cash or by cheque or banker’s draft, or by using other arrangements acceptable to the Company to satisfy payment of the amount due. The payment may not be in the form of relinquishing a portion of the Option or paid by the transfer to the Company of Shares or any other shares or securities, and in any circumstance the Company must not charge an administrative fee for the exercise of an Option or agree any arrangement to satisfy payment of the amount due on exercise which is not consistent with Schedule 4. The date of exercise of an Option shall be the date on which the Company receives the amount due on the exercise of the Option under this rule 21, together with any payment or documentation required under rule 29.

22 Issue or transfer of Shares on exercise of Options

The Company shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Option Holder, or procure the issue or transfer to the Option Holder of, the number of Shares specified in the notice of exercise, subject only to compliance by the Option Holder with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

22.1 the listing of the Shares on any stock exchange on which Shares are then listed; or

22.2 such registration or other qualification of the Shares under any applicable law, rule or regulation as the Company determines is necessary or desirable.

23 Death of Option Holder

If an Option Holder dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise his Options at any time during the twelve-month period following his death. If not so exercised, the Options shall lapse immediately.

24 Retirement of Option Holder

The definition of the term “Retirement” in Article 2 of the Plan shall not apply to this Sub-Plan and the term “Retirement” in paragraph 2 of the appended form of Award Agreement under the heading “Vesting and Exercise” shall bear its natural meaning in the United Kingdom.

25 Change in Control of Company

25.1 Exchange of Options

Should a Change in Control occur within the terms of Article 17 of the Plan, then only if a company (“Acquiring Company”) obtains Control of the Company as a result of making:

25.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;

25.1.2 a general offer to acquire all the shares in the Company of the same class as the Shares:

25.1.3 a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006; or

25.1.4 a “non-UK company reorganisation arrangement” (within the meaning of paragraph 35ZA of Schedule 4); or

25.1.5 should an Acquiring Company become bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006,

an Option Holder may, at any time during the period set out in rule 25.2, by agreement with the Acquiring Company, release his Option in consideration of the grant to him of a new option (“New Option”) which is equivalent to the Option but which relates to shares (“New Shares”) in:

•the Acquiring Company;
•a company which has Control of the Acquiring Company; or
•a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

25.2 Period allowed for exchange of Options

The period referred to in rule 25.1 is:

25.2.1 for events in rules 25.1.1 to 25.1.4 (inclusive), the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied; and

25.2.2 for the event in rule 25.1.5, the period during which the Acquiring Company remains bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006.

25.3 Meaning of “equivalent”

The New Option shall not be regarded for the purpose of this rule 25 as equivalent to the Option unless:

25.3.1 the New Shares satisfy the conditions in paragraphs 16 to 20 of Schedule 4;
    and

25.3.2 the New Option is exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and

25.3.3 the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is substantially the same as the total market value, immediately after the grant of the New Option, of the New

Shares subject to the New Option (market value being determined using a methodology agreed by HM Revenue & Customs);

25.3.4 the total amount payable by the Option Holder for the acquisition of the New Shares under the New Option is substantially the same as the total amount that would have been payable by the Option Holder for the acquisition of the Shares under the Option.

25.4 Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of
Grant of the Option.

25.5 Application of Sub-Plan to New Option

In the application of the Sub-Plan to the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, (save that in the definition of “Committee”, the reference to “Company” shall be read as if it were a reference to The Procter & Gamble Company).

26 Rights attaching to Shares issued on exercise of Options

Notwithstanding the provisions of Article 3 of the Plan, which grant the Committee authority to determine the conditions and restrictions, if any, applying to shares of Common Stock acquired through the exercise of an option, all Shares issued in respect of the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the shares of the same class in issue at the date of such issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such issue.

27 Amendment of Sub-Plan

Notwithstanding Section 19.1 of the Plan, no amendment may be made to a “key feature” of the Sub-Plan (within the meaning given to that expression in paragraph 30(4) of Schedule 4), whether taking the form of an amendment of the Plan or the Sub-Plan, that would result in the Sub-Plan no longer being a Schedule 4 CSOP.

28 Adjustment of Options

Notwithstanding Section 4.5 of the Plan, to the extent that any adjustment of an Option is permitted under these rules, it shall not be made unless the adjustment is permitted pursuant to, and in compliance with, paragraph 22 of Schedule 4.

29 Tax and social security withholding

An Option may not be exercised unless the Option Holder has beforehand made provision for the payment or withholding of any taxes and social security required to be withheld in accordance with the applicable law of any jurisdiction in respect of the exercise of the Option, or the receipt of the Shares. Notwithstanding the provisions of Article 20 of the Plan which permit different arrangements to be made to satisfy the payment in respect of any taxes and social security required to be withheld, the payment may not be in the form of relinquishing a portion of the Option or paid by the transfer to the Company of Shares or any other shares or securities, unless this is the Shares by virtue of the exercise of the Option. The Option Holder may, by agreement with the Company, enter into some other arrangement to ensure that such amount is available (whether by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company, or where appropriate the Option Holder’s employing company of the requisite amount out of the proceeds of sale or otherwise). Where this is the case, the Option shall not be treated as exercised until the Company determines that such arrangements are satisfactory to it.

30 Transfer of Employer’s NIC

The Committee may, at its discretion, impose requirements for the payment by the Option Holder of all or any part of the employer’s national insurance contributions (“NIC”) which may arise as a result of the exercise of his Option. Such requirements shall be specified on the Date of Grant and shall be a condition of exercise of the Option, provided that the Committee (acting fairly and reasonably) may waive these requirements. They may include in particular, but not by way of limitation, a determination that the Option may not be exercised unless the Option Holder has beforehand paid to the Company (or the company which employs the Option Holder, if different) an amount sufficient to discharge all or any part of the employer’s NIC. Alternatively, the Option Holder may, by agreement with the Company or the employing company (as the case may be), enter into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Shares subject to his Option and the payment to the Company or the employing company (as the case may be) of the requisite amount out of the proceeds of sale or otherwise). Where this is the case, the Option shall not be treated as exercised until the Company or the employing company (as the case may be) determine that such arrangements are satisfactory to it.

31 Disapplication of certain provisions of Plan

Sections 6.2 and 6.3 of the Plan shall not apply for the purpose of this Sub-Plan. In addition the provisions of the Plan dealing with:

•Incentive Stock Options;
•Stock Appreciation Rights;
•Restricted Stock;
•Restricted Stock Units;
•Performance Stock Units;
•Other Stock-Based Awards; and
•Cash-Based Awards
•the cash cancellation of share options including those contained in Article 17.3(a)(i) of the Plan; and
•the granting of Options in tandem with Stock Appreciation Rights and the subsequent cancellation of Options shall not form part of, and no such rights may be granted under, this Sub-Plan.

APPENDIX

FORM OF AWARD AGREEMENT

You must scroll and read to the bottom of the grant letter below so you can accept/reject your grant.

AWARD AGREEMENT             [●] 20[●]
NAME                            GLOBAL ID

Subject: UK Tax Advantaged (NON-STATUTORY) STOCK OPTION SERIES [●]-LTIP-F

In recognition of your contributions to the future success of the business, The Procter & Gamble Company ("Company") hereby grants to you an option to purchase shares of Procter & Gamble Common Stock as follows:

Option Price per Share:	$_______
Number of Shares:
Grant Date:	[●] 20[●]
Expiration Date:	[●] 20[●]
Vest Date:	[●]% on [●] 20[●]
Acceptance Deadline:	[●] 20[●]

This Award is granted in accordance with and subject to the terms of The Procter & Gamble 2019 Stock and Incentive Compensation Plan and the applicable sub-plan, the Schedule 4 CSOP Sub-Plan for the United Kingdom (the "Plan"), the Regulations of the Compensation and Leadership Development Committee of the Board of Directors ("Committee"), and this Award Agreement, including Attachment A and the Exercise Instructions in place as may be revised from time to time, except that the Committee has waived the provisions of Sections 6.1(a) and 6.1(c) of the Plan. Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan. You may access the Plan by activating this hyperlink: The Procter & Gamble 2019 Stock and Incentive Compensation Plan and the Schedule 4 CSOP Sub-Plan for the United Kingdom and the Regulations of the Committee by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

Vesting and Exercise
If you leave the Company before the Vest Date, the Award will be forfeited unless you meet one of the conditions listed below. If you remain employed through the Vest Date, the Award will become exercisable on the Vest Date. If you terminate employment before the Expiration Date and prior to exercising the Award, except for the reasons listed below, the Award will be forfeited immediately upon your termination of employment. For the purposes of this Award, termination of employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.

1. Termination on Account of Death. In the event of death, the Vest Date for this Award becomes your date of death and the Award in its entirety remains exercisable until the Expiration Date.

2. Termination for a Qualified Reason Listed Below. In the event you terminate employment for one of the qualified reasons listed below, after the Grant Date but before October 28, 20[●], the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after October 28, 20[●], but prior to September 30, 20[●], the award will be prorated based on the number of days you remained an employee between the Grant Date and September 30, 20[●]. If the termination for one of the qualified reasons listed below occurs after September 30, 20[●], the entire award will be retained. The portion of the award that is ultimately retained will be exercisable on the Vest Date in this Award Agreement and will expire on the Expiration Date as long as you remain in compliance with the terms of the Plan and the Regulations. Qualified termination reasons are as follows:

• Retirement or Disability;

• Termination pursuant to a written separation agreement from the Company or a subsidiary that provides for equity retention; or

• Termination in connection with a divestiture or separation of any of the Company’s businesses.

This Award Agreement, including Attachment A, the Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award. You have the right to consult with a lawyer before accepting this Award.

THE PROCTER & GAMBLE COMPANY

Chief Human Resources Officer

Attachment(s):

Attachment A

To Accept Your Award	To Reject Your Award
To Accept Your Award
Read and check the boxes below:	Read and check the box(es) below:
I have read, understand and agree to be bound by each of:

•The Procter & Gamble 2019 Stock and Incentive Compensation Plan
• The Schedule 4 CSOP Sub-Plan for the United Kingdom (applies to series [●]-LTIP-F only)
• Regulations of the Committee
•This Award Agreement, including Attachment A
I have read and understand the terms noted above and do not agree to be bound by these terms. I hereby reject the stock option award detailed above.
I accept the stock option award detailed above (Including attachments)